Exhibit 99.1

Standard Commercial Corporation P.O. Box 450, Wilson NC 27894-0450 252/291-5507

NEWS RELEASE	For more information call
June 3, 2004	Timothy S. Price, 252-291-5507

Standard Commercial Corporation Announces

Fiscal 2004 Earnings

WILSON, NC – Standard Commercial Corporation (STW-NYSE) today announced that for the fiscal year ended March 31, 2004, income from continuing operations was $32.5 million versus $44.0 million in the prior year. Basic earnings per share from continuing operations was $2.39 versus $3.26 in the prior year. A loss on discontinued operations of $46.2 million versus the prior year’s loss of $6.1 million was recorded as the Company is exiting the wool business. Net income was a loss of $13.6 million due to charges recorded to exit the wool business versus a profit of $37.9 million in the prior year. Basic loss per share was $1.00 versus basic earnings of $2.81 in the prior year.

Sales. Sales for the twelve months ended March 31, 2004, decreased by $24.5 million, to $780 million. All the operations in Asia reported increased sales, including Indonesia, which had its factory go online in October, 2003. Increased sales in South America were driven by increased volumes, sales and processing revenues in Argentina, while Brazilian sales were flat due to a smaller crop. In Africa, sales revenue gains were achieved in Kenya/Congo while sales in Zimbabwe continued to decline as the crop size shrinks as a result of the prolonged political and economic turmoil. Sales growth was also achieved in Italy. Sales declined in Malawi, Spain, Turkey, the U.S. and the value added products group in Russia.

Gross Profit and Cost of Sales. Gross profit for the twelve-month period of $114.8 million was down 19.7% from the prior period. This was due primarily to more difficult trading conditions, the start-up of our growing projects in Zambia and Mozambique, the new Indonesian facility coming on-line, a different sales mix and reduced margins in European tobaccos due to the appreciation of the Euro against the US Dollar.

Selling, General and Administrative Expenses. SG&A expenses were down $2.4 million, or 3.2%, compared to the prior year. The decrease in SG&A was largely due to the non-recurring payment of the $7.0 million settlement of the DeLoach case in the U.S. last year. This decrease was partially offset by the effect of the weak dollar against other currencies in which certain expenses were incurred of $1.6 million, start-up costs for the Indonesian operations of $0.8 million, expenses related to the implementation of the Sarbanes-Oxley Act of $0.3 million, higher legal and professional fees of $0.7 million and higher pension and medical expenses of $0.8 million.

Interest Expense and Other Income (Expense), Net. Interest expense was lower due to reduced long-term debt levels as a result of our debt buy-back program and lower interest rates. Other income (expense), net was $0.9 million lower than the prior year due to lower interest income and lower gains on the sales of assets.

Income Taxes, Minority Interest and Equity in Earnings of Affiliates. Income tax charges or credits as a percentage of pretax income can vary due to differences in tax rates and relief available in areas where profits are earned or losses are incurred. The effective tax rate decreased to 26.0% from 36.2% in the prior year. This was due to the payment of withholding taxes on dividends from subsidiary companies in the prior year periods and variances in tax rates in areas where profits are earned or losses are incurred. Equity in earnings of affiliates was higher than the prior year primarily due to the Kyrgyzstan joint venture.

Income from Continuing Operations. Income from continuing operations was $32.5 million versus $44.0 million in the prior year. This decrease is attributable to more difficult trading conditions in certain areas, start-up costs associated with various growing projects and the continued weakening of the US dollar which has had a significant impact on margins.

Loss from Discontinued Operations. As previously disclosed, the Company has made the decision to exit the wool business. During the last quarter, the operations in Argentina and Australia were sold. The French mill closed in April, 2004 and negotiations are progressing for the sale of the remaining wool operations. The assets and liabilities of the Wool Division have been reclassified as “held for sale” and shown separately in the consolidated balance sheet, with the exception of $45.5 million of wool debt guaranteed by the Company which will be included in consolidated debt until the disposition is complete. The wool operating loss for the fiscal year was $12.9 million versus a loss of $0.3 million in the prior year. In addition to the operating losses, an estimated loss on disposition of $26.6 million was recorded in the second fiscal quarter and an additional estimated loss of $6.7 million was recorded in the last quarter due to changes in pension losses in Germany and severance costs in France and Germany and the writeoff of intercompany loans for the specialty fibers unit which is being liquidated. The combined effects of the losses and the disposal charge are reported as Loss from Discontinued Operations. The total loss for discontinued operations for the current year was $46.2 million. The basic loss per share for the discontinued operations was $3.39, versus a loss of $0.45 in the prior year.

Net Income. The consolidated net loss was $13.6 million, primarily due to the charges taken to exit the wool business, versus the prior year net income of $37.9 million.

Refinancing Activity. On April 2, 2004, the Company issued $150 million in 8.0% senior notes due 2012, and replaced its $210 million primary global revolving credit facility with a new three-year unsecured $150 million global facility with similar terms and conditions. The proceeds from the senior note issue were used to retire the remaining $65.2 million of our senior notes due 2005, and the remaining $45.1 of our convertible subordinated debentures due 2007; with the balance applied to our short-term global revolver. This extends the Company’s debt maturity profile and provides a financing source for future operations.

Robert E. Harrison, Chairman, President and Chief Executive Officer said, “We are pleased that our operations in South America continue to anchor our overall performance. Despite a smaller crop in Brazil, both Argentina and Brazil combined to increase regional earnings by about 9% versus the prior year. Leaf trading conditions were and are being negatively impacted by higher costs in Europe stemming from the unfavorable impact of the strong Euro. Margins remain under pressure globally from our customers as they continue to cope with the effects of higher taxation, ongoing litigation and related expenses. Additionally, we have accelerated our flue-cured growing projects in Africa resulting in higher start-up costs and incurred increased expenses to improve our processing efficiency in the U.S. Overall we were solidly profitable with our earnings from continuing operations slightly better than our February earnings guidance, however, we intend to continue to evaluate our tobacco operations to ensure that we adapt to the changes in our industry and position our Company appropriately.

“We are committed to growing our business by selectively investing in new projects in Africa, South America and Asia. Our new facility in Indonesia had a successful start-up and customer response has been positive. We intend to continue to develop this area and leverage our strengths in this key region. We believe there are additional opportunities to invest in the tobacco industry that should provide growth opportunities for our shareholders.”

Harrison added, “The process of exiting the wool business continues and we are pleased with the progress to date. Our operations in Argentina and Australia were sold in the fourth quarter. We expect to close sales deals for our U.K./Chile wool operations and are in discussions with a prospective purchaser for our other European wool operations. The divestiture process is expected to be substantially completed by September, 2004, but the financial impact has largely been recognized. The remaining disposition is expected to be cash flow neutral.”

Because of the seasonal nature of the Company’s business, results for the periods reported are not necessarily indicative of results for other interim periods or the full year.

Readers of this news release should note that comments contained herein that are not purely statements of historical fact may be deemed to be forward-looking. Any such forward-looking statement is based upon management’s current knowledge and assumptions about future events. The Company’s actual results could vary materially from those expected due to many factors, many of which the Company cannot control. These include demand for and supply of leaf tobacco, movements in foreign exchange rates, changes in timing of shipments, weather, tobacco litigation or legislation, customer consolidations, changes in general economic conditions, political risks and changes in government regulations. Additional information on factors that may affect management’s expectations or Standard Commercial’s financial results can be found in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of these forward-looking statements.

STANDARD COMMERCIAL is the third largest independent leaf tobacco dealer in the world and operates in over thirty countries.

NOTE: The Company will hold a teleconference hosted by R. E. Harrison, Chairman, President and Chief Executive Officer, to go over this announcement and answer questions at 8:30 am EDT on Friday, June 4. To log in with AT&T prior to the teleconference U.S. investors may participate by dialing 800-553-0288 international investors should dial 612-332-0718. Playback will be available June 4, through June 11. For playback in the U.S. dial 800-475-6701; international investors dial 320-365-3844. The playback access code will be 734293.

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2004 AND 2003 (IN THOUSANDS, EXCEPT SHARE DATA)

	2004	2003
ASSETS
Cash	$27,675	$26,570
Receivables	196,681	169,550
Inventories	292,334	216,272
Assets of discontinued operations	95,128	142,981
Prepaid expenses	4,998	2,300
Marketable securities	1,334	1,234

Current assets	618,150	558,907

Property, plant and equipment	169,285	146,861
Investment in affiliates	9,480	7,421
Goodwill	9,003	9,003
Other assets	34,096	26,108

TOTAL ASSETS	$840,014	$748,300

LIABILITIES
Short-term borrowings	$253,847	$182,103
Current portion of long-term debt	8,476	5,107
Accounts payable and accrued liabilities	145,894	135,444
Liabilities of discontinued operations	31,383	29,164
Taxes accrued	11,698	10,170

Current liabilities	451,298	361,988

Long-term debt	91,814	78,672
Convertible subordinated debentures	45,051	45,051
Retirement and other benefits	20,353	13,871
Deferred income taxes	434	4,753

Total liabilities	608,950	504,335

MINORITY INTERESTS	2,000	1,840

SHAREHOLDERS’ EQUITY:
Preferred stock, $1.65 par value
Authorized shares—1,000,000; none issued
Common stock, $0.20 par value
Authorized shares—100,000,000; issued— 16,298,557 and 16,110,750 at March 31, 2004 and 2003, respectively	3,260	3,222
Additional paid-in capital	111,796	108,453
Unearned restricted stock plan compensation	(3,176)	(2,991)
Treasury stock at cost, 2,617,707 shares at March 31, 2004 and 2003	(4,250)	(4,250)
Accumulated other comprehensive income	(27,994)	(29,804)
Retained earnings	149,428	167,495

Total shareholders’ equity	229,064	242,125

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$840,014	$748,300

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED MARCH 31, 2004, 2003 AND 2002

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	2004	2003	2002
SALES	$780,044	$804,514	$780,385
COST OF SALES:
Materials, services and supplies	650,442	649,874	633,771
Interest	14,796	11,615	13,624

Gross profit	114,806	143,025	132,990

Selling, general and administrative expenses	72,581	74,967	65,641
Other interest expense	2,780	4,307	8,529
Other income/(expense)—net	2,791	3,707	1,254

Income before income taxes	42,236	67,458	60,074
Income taxes	10,982	24,387	22,771

Income after income taxes	31,254	43,071	37,303
Minority interests	(77)	49	—
Equity in earnings/(loss) of affiliates	1,343	846	(287)

Income from continuing operations	32,520	43,966	37,016
Income/(loss) from discontinued operations	(46,158)	(6,085)	(17,219)

Net income	(13,638)	37,881	19,797

EARNINGS PER COMMON SHARE:
Basic:
From continuing operations	$2.39	$3.26	$2.78
From discontinued operations	(3.39)	(0.45)	(1.29)
Net	$(1.00)	$2.81	$1.49
Average shares outstanding	13,611	13,459	13,324
Diluted:
From continuing operations	$2.28	$3.06	$2.61
From discontinued operations	(3.04)	(0.40)	(1.14)
Net	$(0.76)	$2.66	$1.47
Average shares outstanding	15,176	15,081	15,138

Note: Total depreciation and amortization expense	$18,025	$17,506	$17,360